Nektar Therapeutics Reports Fourth Quarter and Year End 2010 Financial Results

SAN FRANCISCO, March 1, 2011 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the fourth quarter and year ended December 31, 2010.

Cash, cash equivalents, and short-term investments at December 31, 2010 were $315.9 million.  The cash balance at December 31, 2010 does not include proceeds of $220.4 million received from the completion of a public equity offering in January 2011.

Revenue for the fourth quarter of 2010 increased to $45.3 million as compared to $39.0 million in the fourth quarter of 2009.  Revenue for the full year 2010 increased to $159.0 million as compared to $71.9 million for the full year 2009.  The increase in revenue year over year is the result of amortization of a $125.0 million milestone payment received from AstraZeneca in September 2009 under the partnership agreement for NKTR-118.

Total operating costs and expenses in the fourth quarter of 2010 were $65.9 million compared to $44.5 million in the fourth quarter 2009.  The increase in total operating costs and expenses in fourth quarter 2010 was primarily due to increased research and development expenses and a non-cash facilities impairment charge of $12.6 million.

Research and development expenses increased to $31.5 million in the fourth quarter of 2010 as compared to $24.7 million for the same quarter in 2009.  For the full year 2010, research and development expenses increased to $108.1 million as compared to $95.1 million in 2009.  General and administrative expense was $11.6 million in the fourth quarter 2010 as compared to $11.0 million in the fourth quarter of 2009.  For the full year 2010, general and administrative expense was flat year-over-year at $41.0 million.

"2010 was a year of great advancement for Nektar,” said Howard W. Robin, President and Chief Executive Officer of Nektar.  “Our lead oncology program, NKTR-102, demonstrated positive results in Phase 2 studies in both ovarian and breast cancers, and we plan to move into Phase 3 in 2011.  NKTR-118, partnered with AstraZeneca, and NKTR-061, partnered with Bayer, are both planned to move into Phase 3 this year as well.  Lastly, Nektar’s research pipeline is on track to deliver one new clinical candidate each year, and we are looking forward to starting Phase 1 clinical studies of NKTR-181, our novel opioid analgesic, this month."

Net loss for the fourth quarter ended December 31, 2010 was $22.6 million or $0.24 per share, as compared to a net loss of $7.7 million or $0.08 per share in the fourth quarter of 2009.  The fourth quarter 2010 net loss includes a non-cash impairment charge of $12.6 million, or $0.13 per share, for the write-down related to the move to Nektar’s new San Francisco, California Mission Bay R&D center from its San Carlos facility.  Net loss for the full year 2010 improved to $37.9 million, or $0.40 per share, as compared to a net loss of $102.5 million, or $1.11 per share, in 2009.

Conference Call to Discuss Fourth Quarter and Year End 2010 Financial Results

A conference call to review the financial results will be held today, Tuesday, March 1, 2011 at 2 PM Pacific Time/5 PM Eastern time.

Details are below:

The press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com.

To access the conference call, follow these instructions:
Dial: 1-866-713-8307; 617-597-5307 (international)
Passcode: 79375407 (Nektar Therapeutics is the host)

An audio replay will also be available shortly following the call through Tuesday, March 29, 2011 and can be accessed by dialing (888) 286-8010 (U.S.); or (617) 801-6888 (international) with a passcode of 10590598.

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms. Nektar has a robust R&D pipeline of potentially high-value therapeutics in oncology, pain and other areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for Nektar's oral NKTR-118 late-stage development program to treat opioid-induced constipation and its NKTR-119 earlier stage development program for the treatment of pain without constipation side effects.  NKTR-181, a novel mu-opioid analgesic molecule, is scheduled to enter Phase 1 clinical studies in the first part of 2011.  In oncology, NKTR-102, a novel topoisomerase I-inhibitor, is being evaluated in Phase 2 clinical studies for the treatment of breast, ovarian and colorectal cancers. NKTR-105, a novel anti-mitotic agent, is in a Phase 1 clinical study in cancer patients with refractory solid tumors.

Nektar's technology has enabled seven approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including UCB's Cimzia(R) for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS(R) for hepatitis C and Amgen's Neulasta(R) for neutropenia.

Nektar is headquartered in San Francisco, California, with additional R&D operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

This press release contains forward-looking statements that reflect management's current views regarding the value and potential of Nektar's drug candidate pipeline and the plan to move new drug candidates into clinical development, the planned start of the Phase 3 programs for NKTR-118 and Amikacin Inhale, and the timing of the commencement of the Phase 1 clinical trial for NKTR-181.  These forward-looking statements involve numerous risks and uncertainties, including but not limited to: (i) Nektar's product candidates and those of its collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval for numerous reasons including safety and efficacy findings even after positive findings in preclinical and clinical studies; (ii) the timing of the commencement or end of clinical trials and the successful commercial launch of our drug candidates may be delayed or unsuccessful due to slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, regulatory delay, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (iii) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of Nektar's technology platform to potential new drug candidates is therefore highly uncertain and unpredictable and one or more research and development programs could fail; (iv) Nektar's patent applications for its proprietary or partner product candidates may not issue, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required in the future; (v) the outcome of any future intellectual property or other litigation related to Nektar's proprietary product candidates or complex commercial agreements; and (vi) certain other important risks and uncertainties set forth in Nektar's Annual Report on Form 10-K and Current Report on Form 8-K filed with the Securities and Exchange Commission on March 1, 2011.  Actual results could differ materially from the forward-looking statements contained in this press release.  Nektar undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

Nektar Investor Inquiries:
Jennifer Ruddock/Nektar Therapeutics
(415) 482-5585

Susan Noonan/SA Noonan Communications, LLC
(212) 966-3650

Nektar Media Inquiries:
Karen Bergman/BCC Partners
(650) 575-1509

Michelle Corral/BCC Partners
(415) 794-8662

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	December 31, 2010	December 31, 2009	(1)
Current assets:
Cash and cash equivalents	$ 17,755	$ 49,597
Short-term investments	298,177	346,614
Accounts receivable	25,102	4,801
Inventory	7,266	6,471
Other current assets	5,679	6,183
Total current assets	353,979	413,666

Property and equipment, net	89,773	78,263
Goodwill	76,501	76,501
Other assets	972	7,088
Total assets	$ 521,225	$ 575,518

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 7,194	$ 3,066
Accrued compensation	9,252	10,052
Accrued expenses	8,540	4,354
Accrued clinical trial expenses	12,144	14,167
Deferred revenue, current portion	20,584	115,563
Other current liabilities	6,394	5,814
Total current liabilities	64,108	153,016

Convertible subordinated notes	214,955	214,955
Capital lease obligations	17,014	18,800
Deferred revenue	124,763	76,809
Deferred gain	4,152	5,027
Other long-term liabilities	5,571	4,544
Total liabilities	430,563	473,151

Commitments and contingencies

Stockholders' equity:
Preferred stock	-	-
Common stock	9	9
Capital in excess of par value	1,354,232	1,327,942
Accumulated other comprehensive income	968	1,025
Accumulated deficit	(1,264,547)	(1,226,609)
Total stockholders' equity	90,662	102,367
Total liabilities and stockholders' equity	$ 521,225	$ 575,518

(1) The consolidated balance sheet at December 31, 2009 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenue:
Product sales and royalties	$ 12,699	$ 10,832	$ 34,667	$ 35,288
License, collaboration and other	32,615	28,177	124,372	36,643
Total revenue	45,314	39,009	159,039	71,931

Operating costs and expenses:
Cost of goods sold	10,237	8,809	25,667	30,948
Research and development	31,455	24,713	108,065	95,109
General and administrative	11,585	10,982	40,986	41,006
Impairment of long-lived assets	12,576	-	12,576	-
Total operating costs and expenses	65,853	44,504	187,294	167,063

Loss from operations	(20,539)	(5,495)	(28,255)	(95,132)

Non-operating income (expense):
Interest income	320	528	1,545	3,688
Interest expense	(2,488)	(2,963)	(11,174)	(12,176)
Other income, net	391	480	827	848
Total non-operating expense	(1,777)	(1,955)	(8,802)	(7,640)

Loss before provision (benefit) for income taxes	(22,316)	(7,450)	(37,057)	(102,772)

Provision (benefit) for income taxes	264	226	881	(253)

Net loss	$ (22,580)	$ (7,676)	$ (37,938)	$ (102,519)

Basic and diluted net loss per share	$ (0.24)	$ (0.08)	$ (0.40)	$ (1.11)

Weighted average shares outstanding used in
computing basic and diluted net loss per
share	94,398	93,219	94,079	92,772

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$ (37,938)	$ (102,519)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	16,551	14,881
Stock-based compensation	17,399	10,326
Other non-cash transactions	198	(657)
Impairment of long-lived assets	12,576	-
Changes in operating assets and liabilities:
Accounts receivable	(20,301)	6,034
Inventory	(795)	2,848
Other assets	577	(200)
Accounts payable	4,274	(8,046)
Accrued compensation	(800)	(1,518)
Accrued expenses	1,683	(4,191)
Accrued clinical trial expenses	(2,023)	(3,455)
Deferred revenue	(47,025)	126,795
Other liabilities	(247)	(559)
Net cash (used in) provided by operating activities	(55,871)	39,739

Cash flows from investing activities:
Purchases of investments	(443,122)	(451,918)
Sales of investments	15,479	17,318
Maturities of investments	475,813	310,707
Purchases of property and equipment	(31,457)	(16,390)
Advance payments for property and equipment	-	(4,312)
Transaction costs from Novartis pulmonary asset sale	-	(4,440)
Net cash provided by (used in) investing activities	16,713	(149,035)

Cash flows from financing activities:
Payments of loan and capital lease obligations	(1,356)	(1,285)
Proceeds from issuances of common stock	8,891	4,820
Net cash provided by financing activities	7,535	3,535
Effect of exchange rates on cash and cash equivalents	(219)	(226)
Net decrease in cash and cash equivalents	$ (31,842)	$ (105,987)
Cash and cash equivalents at beginning of period	49,597	155,584
Cash and cash equivalents at end of period	$ 17,755	$ 49,597

CONTACT:  Investor Inquiries, Jennifer Ruddock of Nektar Therapeutics, +1-415-482-5585; or Susan Noonan of SA Noonan Communications, LLC, +1-212-966-3650, for Nektar Therapeutics; or Media Inquiries, Karen Bergman, +1-650-575-1509, or Michelle Corral, +1-415-794-8662, both of BCC Partners, for Nektar Therapeutics